Exhibit 15.1

Kost Forer Gabbay & Kasierer 2 Pal-Yam Blvd. Brosh Bldg. Haifa 3309502, Israel	Tel: +972-4-8654000 Fax: +972-3-5633439 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-225773) pertaining to Therapix Biosciences Ltd. (the “Company”) Israeli Share Option Plan (2005) and Israeli Share Option Plan (2015), and the Registration Statement on Form F-3 (File No. 333-225745) of our report dated May 15, 2019, with respect to the consolidated financial statements of the Company and its subsidiaries, included in the annual report (Form 20-F) for the year ended December 31, 2018.

/s/ KOST FORER GABBAY & KASIERER
Haifa, Israel	KOST FORER GABBAY & KASIERER
May 15, 2019	A Member of Ernst & Young Global